Exhibit 5.1
[VORYS LETTERHEAD]
May 17, 2010
Board of Directors
FirstMerit Corporation
III Cascade Plaza
Akron, Ohio 44308
     Ladies and Gentlemen:
          We have acted as counsel to FirstMerit Corporation, an Ohio corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-157163) of the Company (the “Registration Statement”) filed on February 6, 2009 with the Securities and Exchange Commission (the “Commission”) and the Prospectus Supplement, dated May 17, 2010 (the “Prospectus Supplement”) of the Company filed with the Commission, relating to the issuance and sale of 16,578,947 shares (the “Firm Securities”) of the Company’s common stock, without par value (the “Common Shares”), that are being issued and sold in accordance with the underwriting agreement (the “Underwriting Agreement”), dated May 17, 2010, between the Company and Credit Suisse Securities (USA) LLC, RBC Capital Markets Corporation and Sandler O’Neil & Partners, L.P. (collectively, the “Underwriters”). The Company also proposes to issue and sell to the Underwriters, at the option of the Underwriters, an aggregate of not more than 2,486,842 additional shares (the “Optional Securities,” and together with the Firm Securities, the “Offered Securities”) of its Common Shares.
          This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).
          We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity of original documents to all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.
          Based upon the foregoing examination and in reliance thereon and the assumptions made herein, we are of the opinion that upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, the Offered Securities will be validly issued, fully paid and nonassessable.
          We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and to the use of our name therein and in the related Prospectus and Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Respectfully,
/s/ VORYS, SATER, SEYMOUR AND PEASE LLP